Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-216866 and No. 333-172673) on Form S-8 of our reports dated October 14, 2021, with respect to the consolidated financial statements of Village Super Market, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Short Hills, New Jersey
October 14, 2021